CONSOL Energy Gas Subsidiary Closes on Sale of Shares

CNX Gas Corporation Closes Previously Announced Sale of Shares in Private Transaction

PITTSBURGH, Aug 09, 2005 /PRNewswire-FirstCall via COMTEX/ -- CNX Gas Corporation (CNX Gas), a subsidiary of CONSOL Energy Inc. (CEI) (NYSE: CNX), closed on the sale of approximately 24.3 million shares in a previously announced private transaction for net proceeds before expenses of approximately $365.4 million. As previously disclosed, CNX Gas has granted a 30-day option to purchase an additional approximately 3.6 million shares which remains outstanding.

The CNX Gas common shares were sold to qualified institutional and accredited investors in a private transaction exempt from registration under Rule 144A, Regulation S and Regulation D. The shares have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

CONSOL Energy agreed to pay expenses of the private transaction estimated at approximately six million dollars. After taking into account approximately $4.1 million of expenses paid at closing, CONSOL Energy’s net from the special dividend from CNX Gas was approximately $361.3 million. Net proceeds from any exercise of the 3.6 million share option will also be paid as a special dividend to CONSOL Energy. CONSOL Energy previously disclosed that it intends to use the proceeds of the special dividend to accelerate efficiency projects in its coal segment and to make acquisitions.

CONSOL Energy holds approximately 122.9 million shares, or approximately 83.5 percent (81.5 percent if the option is exercised), of the then outstanding shares of CNX Gas common stock (before issuance of any shares under CNX Gas’ 2.5 million share equity incentive plan). Effective August 8, 2005, Nicholas J. DeIuliis, Senior Vice President - Strategic Planning of CEI, Ronald E. Smith, Executive Vice President - Gas Operations, Land Resources and Engineering Services of CEI and Gary Bench, Vice President - Tax of CEI no longer hold their positions with CEI and accepted positions with CNX Gas. Mr. DeIuliis, Mr. Smith and Mr. Bench have been named Chief Executive Officer, President and a Director; Chief Operating Officer; and Chief Financial Officer of CNX Gas, respectively. Philip W. Baxter resigned from the Board of Directors of CEI to become chairman of the board of directors of CNX Gas. The following persons will serve on both CEI’s and CNX Gas’ board of directors: J. Brett Harvey, James E. Altmeyer, Sr. and Raj K. Gupta.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy the common stock of CNX Gas Corporation. Securities laws applicable to private transactions limit the extent of information that can be provided at this time.

CNX Gas Corporation is a subsidiary of CONSOL Energy Inc. and is engaged in the exploration, development and production of natural gas in the Appalachian Basin.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 17 bituminous coal mining complexes in six states. CONSOL Energy Inc. has annual revenues of $2.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “forecast,” “estimate,” “intend,” “predict,” and “continue” or similar words. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems which deliver our coal, or pipeline systems which deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	a decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	our inability to obtain additional financing necessary in order to fund our operations, capital expenditures, potential acquisitions and to meet our other obligations;

•	the incurrence of losses in future periods;

•	the effects of mine closing, reclamation and certain other liabilities;

•	our ability to comply with restrictions imposed by our senior credit facility;

•	increased exposure to employee related long-term liabilities;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements;

•	results of class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs;

•	our ability to service debt and pay dividends is dependent upon us receiving distributions from our subsidiaries; and

•	the anti-takeover effects of our rights plan could prevent a change of control.